EXHIBIT 21.3


                        THE TOLEDO EDISON COMPANY

                LIST OF SUBSIDIARIES OF THE REGISTRANT








                        AT DECEMBER 31, 1998



The Toledo Edison Capital Corporation





                    Statement of Differences
                    ------------------------


Exhibit Number 21, List of Subsidiaries of the Registrant at
December 31, 1998, is not included in the printed document.